Exhibit 99.1

pingtan marine enterprise Reports FINANCIAL RESULTS

for the THIRD quarter and NINE months ended SEPTEMBER 30, 2019

Company to Hold Conference Call on Tuesday, November 12, 2019, at 8:30 AM ET

FUZHOU, China, November 8, 2019 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan” or the “Company”), a global fishing company based in the People’s Republic of China (PRC), today announced its unaudited financial results for the third quarter and nine months ended September 30, 2019.

Third Quarter 2019 Financial Highlights

●	Revenue was $11.2 million.

●	Gross profit was $3.6 million.

●	Net income was $4.4 million.

●	Net income attributable to owners of the Company was $4.0 million, or $0.05 per basic and diluted share.

Management Comments

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “Since the beginning of 2018, the Company started deploying rebuilt new vessels into operation in several groups and we have experienced a steady growth of sales volume and saw an increase in sales volume for the third quarter of 2019 as compared to the same period of 2018. However, product prices are subject to fluctuation due to market situation. During the quarter, the Company’s highest sales revenue and volume by single fish species were from the one species with the lowest average price, and this resulted in a decrease in our revenue compared to the same period of 2018. Besides, it was monsoon season this quarter, which made it difficult to transport catches back, and our fish landings for the quarter decreased compared to the previous quarter this year, another factor impacting our revenue. We believe that production capacity improvement plays a significant role in boosting revenue growth. As we disclosed in our previous earnings release, the Company has 31 new vessels in different phases of modification and rebuilding. As of today, all of these vessels are completed, 25 of which have departed from port for sea and most of them have reached the designated fishing grounds; the remaining 6 vessels are expected to set their sail to the international waters of the Indian Ocean in the near future after fulfillment of departure preparation. The Company has been committed to improving catching capacity and expanding species of catches by actively exploring for other available fishing areas in international waters. We also made efforts in exploring other business models as well, to enhance our business strategy. This may include entering the international trade markets through strategic partnerships. “

November 8, 2019

Factors Affecting Pingtan’s Results of Operation

As previously disclosed, in early December 2014, the Indonesian government introduced a six-month moratorium on issuing new fishing licenses and renewals so that the country’s Ministry of Maritime Affairs and Fisheries (“MMAF”) could combat illegal fishing and rectify ocean fishing order. In February 2015, Pingtan ceased all fishing operations in Indonesia.  During the moratorium, the Company was informed that fishing licenses of 4 vessels operated through PT. Avona and the fishery business license of PT. Dwikarya were revoked. PT Avona and PT Dwikarya are two local entities through which the Company conducts business in Indonesia. As a result and because license renewal was prohibited due to the general moratorium, all local fishing licenses of the Company’s vessels in Indonesia are presently inactive.

In November 2015, the Indonesian government announced that the moratorium had concluded; however, the MMAF has neither implemented new fishing policies nor resumed the license renewal process. The Company does not know when exactly licensing and renewal will resume. Since the Company previously derived a majority of its revenue from this area, this ban has caused a significant drop in production and we believe the Company’s financial results will continue to be adversely affected.

In September 2017, the Company was informed that the fishing licenses of 13 vessels deployed to the Indo-Pacific waters were suspended and the vessels were docked in the port by the Ministry of Agriculture and Fisheries of the Democratic Republic of Timor-Leste (“MAF”). The MAF alleged and investigated whether false statements were made by the Company during the licensing process and the vessels were simultaneously registered in Indonesia.  The Company disputed these allegations and the government of Timor-Leste eventually agreed to release these vessels as no evidence was presented to support such allegations. The 13 vessels have returned to China for maintenance.

As of September 30, 2019, 12 of the Company’s 141 vessels were located in the Bay of Bengal in India, 46 were located in international waters, 17 were in the preparation for sailing to the sea, 6 vessels were in the modification and rebuilding project, 13 have returned to China from the Democratic Republic of Timor-Leste due to the reason described above; and the remaining 47 vessels were licensed by the Ministry of Agriculture and Rural Affairs of the People’s Republic of China to operate in the Arafura Sea in Indonesia, 19 of which returned to China for maintenance in the first nine months of 2019. The vessels in Indonesian waters, however, are not in operation because the licenses are currently inactive due to either the moratorium discussed above, the revocation of the fishery business license of the local entity through which the vessels operate, or, with respect to 4 vessels, the revocation of the local fishing licenses.

November 8, 2019

Third Quarter 2019 Selected Financial Highlights

($ in millions, except for shares and per share data)	Three Months ended September 30,
	2019	2018
	(Unaudited)	(Unaudited)
Revenue	$11.2	$14.7
Cost of Revenue	$7.6	$5.3
Gross Profit	$3.6	$9.4
Gross Margin	32.1%	63.9%
Net income attributable to owners of the Company	$4.0	$12.6
Basic and Diluted Weighted Average Shares Outstanding	79.1	79.1
EPS (in $)	$0.05	$0.16

Balance Sheet Highlights

	9/30/2019	12/31/2018
($ in millions, except for book value per share data)	(Unaudited)	(Audited)
Cash and Cash Equivalents	$20.4	$2.0
Total Current Assets	$85.3	$15.5
Total Assets	$392.8	$247.0
Total Current Liabilities	$113.2	$73.1
Total Long-term Debt, net of current portion	$125.1	$22.3
Total Liabilities	$238.6	$95.4
Shareholders’ Equity	$154.2	$151.6
Total Liabilities and Shareholders’ Equity	$392.8	$247.0
Book Value Per Share (in $)	$1.95	$1.92

Consolidated Financial and Operating Review

Revenue

Revenue for the three months ended September 30, 2019 was $11.2 million, decreased by 23.9% from $14.7 million for the same period in 2018. The decrease was mainly attributable to changes in different sales mix. Sales volume in the three months ended September 30, 2019 increased by 49.0% to 8,681,467 kg from 5,827,555 kg in the three months ended September 30, 2018. The increase was due to more vessels in operation. Average unit sale price decreased by 48.8% in the three months ended September 30, 2019 as compared to the three months ended September 30, 2018. The decrease was mainly attributable to the fish species with highest sales volume being sold at a lower selling price, which pulled down the average unit sale price of the Company’s catches.

For the nine months ended September 30, 2019, the Company’s revenue increased to $55.1 million from $39.2 million for the nine months ended September 30, 2018. Sales volume increased by 106.7% to 32,852,810 kg from 15,893,704 kg in the nine months ended September 30, 2018. Average unit sale price decreased by 31.7% in the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018.

November 8, 2019

Gross Margin

The Company’s gross margin was 32.1% for the three months ended September 30, 2019, as compared to 63.9% in the prior-year period.

For the nine months ended September 30, 2019, gross margin decreased to 30.7% from 56.0% for the nine months ended September 30, 2018.

The decrease in gross margin for the three and nine months ended September 30, 2019 as compared to the three and nine months ended September 30, 2018 was primarily attributable to a drop of average unit sale price by 48.8% and 31.7%, respectively, as a result of new fishing vessels being deployed in different waters of high seas and harvesting a different catch mix.

Gross profit for the three months ended September 30, 2019 was $3.6 million, representing a change of $5.8 million, or 61.8%, as compared to gross profit of $9.4 million for the three months ended September 30, 2018.

Gross profit for the nine months ended September 30, 2019 was $16.9 million, representing a change of $5.0 million, or 22.8%, as compared to gross profit of $21.9 million for the nine months ended September 30, 2018. The decrease was due to the decrease in our average unit sale price while our unit production cost of fish remained at a consistent level.

Selling Expenses

Selling expenses were $0.65 million for the three months ended September 30, 2019, compared to $0.32 million for the prior-year period. The increase was primarily due to the increase in insurance, shipping and handling fees and advertising as a result of an increase in the number of vessels being insured, the number of deliveries from ports to the warehouse in China and the marketing expenses.

For the nine months ended September 30, 2019, selling expenses were $1.9 million, compared to $1.2 million for the same period of 2018. The increase was primarily due to the reasons described above.

General & Administrative Expenses

For the three months ended September 30, 2019, general and administrative expenses were $1.6 million, compared to $2.2 million in the prior-year period, a decrease of $0.6 million or 25.0%.

For the nine months ended September 30, 2019, general and administrative expenses were $8.5 million, compared to $8.3 million in the same period of 2018, an increase of $0.2 million or 3.2%.

November 8, 2019

Net Income

Net income for the three months ended September 30, 2019 was $4.4 million, compared to net income of $13.7 million in the same period of 2018, a decrease of 67.9%.

For the nine months ended September 30, 2019, net income was $7.5 million, compared to $18.1 million in the prior year period, a decrease of 58.6%.

Net Income Attributable to Owners of the Company

For the three months ended September 30, 2019, net income attributable to owners of the Company was $4.0 million, or $0.05 per basic and diluted share, compared to net income attributable to owners of the Company of $12.6 million, or $0.16 per basic and diluted share, in the same period of 2018.

For the nine months ended September 30, 2019, net income attributable to owners of the Company was $6.7 million, or $0.09 per basic and diluted share, compared to net income attributable to owners of the Company of $16.4 million, or $0.21 per basic and diluted share, in the same period of 2018.

Conference Call Details

Pingtan also announced that it will discuss financial results in a conference call on Tuesday, November 12, 2019, at 8:30 AM EST.

The dial-in numbers are:

Live Participant Dial In (Toll Free):   +1 877-407-0310

Live Participant Dial In (International):    +1 201-493-6786

To listen to the live webcast, please go to http://www.ptmarine.com and click on the conference call link at the top of the page or go to: https://78449.themediaframe.com/dataconf/productusers/pme/mediaframe/33419/indexl.html. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

November 8, 2019

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include anticipated growth and growth strategies; need for additional capital and the availability of financing; our ability to successfully manage relationships with customers, distributors and other important relationships; technological changes; competition; demand for our products and services; the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; legislative or regulatory changes that may adversely affect our business and operations, including suspension or revocation of licenses; operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company’s fishing vessels and their ability to generate expected annual revenue and net income; inability to sell products to the end-customer at the levels anticipated; and other risk factors contained in Pingtan’s SEC filings available at www.sec.gov, including Pingtan’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

Maggie Li
Investor Relations Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

INVESTOR RELATIONS COUNSEL:

PureRock Communications Limited

PTmarine@pure-rock.com

November 8, 2019

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(IN U.S. DOLLARS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018

REVENUE	$11,179,946	$14,685,465	$55,067,249	$39,175,903

COST OF REVENUE	7,594,714	5,300,829	38,134,552	17,235,179

GROSS PROFIT	3,585,232	9,384,636	16,932,697	21,940,724

OPERATING EXPENSES:
Selling	650,786	319,919	1,895,991	1,181,720
General and administrative	628,672	774,693	3,113,870	3,855,961
General and administrative - depreciation	913,986	1,378,056	2,885,203	4,423,289
Subsidy	(5,288,586)	(7,477,736)	(5,288,586)	(8,529,848)
Impairment loss	70,896	-	2,546,338	-
(Gain) loss on fixed assets disposal	(1,777)	(49,626)	164,375	2,129,124

Total Operating Expenses	(3,026,023)	(5,054,694)	5,317,191	3,060,246

INCOME FROM OPERATIONS	6,611,255	14,439,330	11,615,506	18,880,478

OTHER INCOME (EXPENSE):
Interest income	6,131	4,552	26,420	39,084
Interest expense	(776,569)	(261,974)	(2,903,816)	(919,542)
Foreign currency transaction loss	(340,012)	(373,237)	(389,643)	(207,022)
(Loss) gain from cost method investment	(6,766)	(9,052)	340,885	388,368
Loss on equity method investment	(96,129)	(60,422)	(477,972)	(121,537)
Other expense	(987,517)	(2,312)	(735,359)	(2,997)

Total Other Expense, net	(2,200,862)	(702,445)	(4,139,485)	(823,646)

INCOME BEFORE INCOME TAXES	4,410,393	13,736,885	7,476,021	18,056,832

INCOME TAXES	-	-	-	-

NET INCOME	$4,410,393	$13,736,885	$7,476,021	$18,056,832

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	377,859	1,133,820	751,682	1,635,990

NET INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$4,032,534	$12,603,065	$6,724,339	$16,420,842

COMPREHENSIVE INCOME (LOSS):
NET INCOME	4,410,393	13,736,885	7,476,021	18,056,832
OTHER COMPREHENSIVE (LOSS) INCOME
Unrealized foreign currency translation loss	(5,966,142)	(6,297,631)	(3,066,793)	(8,348,613)
COMPREHENSIVE (LOSS) INCOME	$(1,555,749)	$7,439,254	$4,409,228	$9,708,219
LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	220,968	630,060	345,945	968,131
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$(1,776,717)	$6,809,194	$4,063,283	$8,740,088

NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY
Basic and diluted	$0.05	$0.16	$0.09	$0.21

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	79,055,053	79,055,053	79,055,053	79,055,053

November 8, 2019

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN U.S. DOLLARS)

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$20,420,442	$1,966,855
Accounts receivable, net of allowance for doubtful accounts	2,066,113	6,307,492
Due from related parties	40,038,786	-
Inventories, net of reserve for inventories	21,253,480	5,840,207
Prepaid expenses	948,059	644,824
Other receivables	566,463	698,450

Total Current Assets	85,293,343	15,457,828

OTHER ASSETS:
Cost method investment	2,969,079	3,059,797
Equity method investment	27,663,103	28,872,521
Right-of-use asset	673,882	-
Property, plant and equipment, net	276,151,101	199,571,425

Total Other Assets	307,457,165	231,503,743

Total Assets	$392,750,508	$246,961,571
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$47,626,482	$30,642,125
Accounts payable - related parties	319,056	3,244,843
Short-term bank loans	4,955,542	5,085,139
Long-term bank loans - current portion	51,676,116	8,487,295
Accrued liabilities and other payables	8,196,779	6,058,548
Lease liability- current liability	436,520	-
Due to related parties	23,328	19,555,277

Total Current Liabilities	113,233,823	73,073,227

OTHER LIABILITIES:
Lease liability	198,282	-
Long-term bank loans - non-current portion	125,125,479	22,329,234
Total Other Liabilities	125,323,761	22,329,234

Total Liabilities	$238,557,584	$95,402,461
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Equity attributable to owners of the company:
Ordinary shares ($0.001 par value; 225,000,000 shares authorized; 79,055,053 shares issued and outstanding at September 30, 2019 and December 31, 2018)	79,055	79,055
Additional paid-in capital	81,682,599	81,682,599
Retained earnings	56,317,408	49,593,069
Statutory reserve	14,760,112	14,760,112
Accumulated other comprehensive loss	(17,884,517)	(13,448,047)
Total equity attributable to owners of the company	134,954,657	132,666,788
Non-controlling interest	19,238,267	18,892,322

Total Shareholders’ Equity	154,192,924	151,559,110

Total Liabilities and Shareholders’ Equity	$392,750,508	$246,961,571

November 8, 2019

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(IN U.S. DOLLARS)

	For the Nine Months Ended September 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,476,021	$18,056,832
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	7,699,244	6,933,572
Decrease in allowance for doubtful accounts	13,247	(36,814)
(Decrease) increase in reserve for inventories	(370,959)	38,614
Loss on equity method investment	477,972	121,537
Loss on disposal of fixed assets	164,375	2,129,124
Impairment loss of fishing vessels	2,533,091	-
Changes in operating assets and liabilities:
Accounts receivable	4,170,551	6,877,799
Inventories	(15,713,023)	(5,711,759)
Prepaid expenses	(332,644)	(5,729,266)
Other receivables	114,731	(435,794)
Other receivables - related party	(358,553)	-
Accounts payable	(3,965,580)	(530,936)
Accounts payable - related parties	(2,919,909)	677,529
Accrued liabilities and other payables	1,552,427	(939,878)
Advance from customers	839,137	-
Accrued liabilities and other payables - related party	(1,290)	-
Due to related parties	(9,432,979)	2,529,409

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(8,054,141)	23,979,969

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(105,567,685)	(21,915,319)
Proceeds from government subsidies for fishing vessels construction	33,128,784	5,302,166

NET CASH USED IN INVESTING ACTIVITIES	(72,438,901)	(16,613,153)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	-	15,184,981
Repayments of short-term bank loans	-	(14,633,675)
Proceeds from long-term bank loans	163,551,743	-
Repayments of long-term bank loans	(11,963,642)	(2,990,981)
(Repayments to) advances from related parties	(10,111,087)	3,712,957
Loans issued to related parties	(41,667,842)	-
Payments made for dividend	-	(2,371,652)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	99,809,172	(1,098,370)

EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(862,543)	(574,848)

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	18,453,587	5,693,598

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - beginning of period	1,966,855	3,826,727

CASH, CASH EQUIVALENTS AND RESTRICTED - end of period	$20,420,442	$9,520,325

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$10,382,198	$1,331,128
Income taxes	$-	$-

RECONCILIATION TO AMOUNTS ON CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	20,420,442	9,520,325
TOTAL CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$20,420,442	$9,520,325
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property and equipment by decreasing prepayment for long-term assets	$-	$11,602,983
Property and equipment acquired on credit as payable	$22,429,610	38,672,775